Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HTG MOLECULAR DIAGNOSTICS, INC.

HTG Molecular Diagnostics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the corporation is HTG Molecular Diagnostics, Inc. The corporation filed with the Secretary of State of Delaware its original Certificate of Incorporation on December 14, 2000 under the name of HTG, Inc.

2. This Amended and Restated Certificate of Incorporation, which amends and restates the corporation’s Amended and Restated Certificate of Incorporation currently in effect, was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, and was approved by written consent of the stockholders of the corporation given in accordance with the provisions of Section 228 of the DGCL. The resolution setting forth the Amended and Restated Certificate of Incorporation is as follows:

RESOLVED: That the Amended and Restated Certificate of Incorporation of the corporation, be, and hereby is, amended and restated in its entirety so that the same shall read as follows:

ARTICLE FIRST: The name of the corporation is HTG Molecular Diagnostics, Inc. (the “Corporation”).

ARTICLE SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the county of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 600,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and (ii) 472,083,383 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation:

A. COMMON STOCK.

1. General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Corporation’s Board of Directors (the “Board of Directors”) upon any issuance of the Preferred Stock of any series.

2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). Except as provided by law or this Amended and Restated Certificate of Incorporation, holders of Common Stock shall vote together as a single class on all matters with the holders of Preferred Stock. There shall be no cumulative voting.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors and subject to any preferential dividend rights and the other relative rights and preferences of any then outstanding Preferred Stock.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them, subject to any preferential rights of any then outstanding Preferred Stock.

B. PREFERRED STOCK. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may not be reissued. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided or required by law.

C. SERIES A CONVERTIBLE PREFERRED STOCK, SERIES B CONVERTIBLE PREFERRED STOCK, SERIES C-1 CONVERTIBLE PREFERRED STOCK, SERIES C-2 CONVERTIBLE PREFERRED STOCK, SERIES D CONVERTIBLE PREFERRED STOCK AND SERIES E CONVERTIBLE PREFERRED STOCK.

1,292,084 shares of Preferred Stock are hereby designated “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), 11,919,624 shares of Preferred Stock are hereby designated “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), 17,530,800 shares of Preferred Stock are hereby designated “Series C-1 Convertible Preferred Stock” (the “Series C-1 Preferred Stock”), 19,262,522 shares of Preferred Stock are hereby designated “Series C-2 Convertible Preferred Stock” (the “Series C-2 Preferred Stock” and, together with the Series C-1 Preferred Stock, the “Series C Preferred Stock”), 237,031,908 shares of Preferred Stock are hereby designated “Series D Convertible Preferred Stock” (the “Series D Preferred

Stock”) and 185,046,445 shares of Preferred Stock are hereby designated “Series E Convertible Preferred Stock” (the “Series E Preferred Stock”). The term “Series Preferred” as used herein shall mean collectively the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock without distinction as to series, except as otherwise expressly provided herein. The term “Senior Preferred” as used herein shall mean collectively the Series D Preferred Stock and the Series E Preferred Stock without distinction as to series, except as otherwise expressly provided herein. The Series Preferred shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

1. Dividends.

(a) From and after the date of the first issuance of any shares of Series E Preferred Stock (the “Series E Original Issuance Date”), dividends at the rate per annum of eight percent (8%) of the Series E Preferred Stock Original Issue Price (as defined below) per share shall accrue on such shares of Series E Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar event with respect to the Series E Preferred Stock) (the “Series E Accruing Dividends”). Series E Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in Section C.2(a), C.5(c)(iv), C.6(b), C.9(a), C.9(b) or C.9(g) of this Article Fourth, such Series E Accruing Dividends shall be payable, only, in the case of cash dividends, out of funds or other assets legally available therefor, when, as, and if declared by the Board of Directors. Subject to such approval by the Board of Directors, the holders of shares of Series E Preferred Stock shall be entitled to receive the Series E Accruing Dividends out of any funds or other assets legally available therefor, in preference to the holders of any other class or series of capital stock of the Corporation ranking junior to the Series E Preferred Stock, including without limitation, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock approved by at least a majority of the Series E Directors (as defined below)). The term “Series E Preferred Stock Original Issue Price” shall mean $0.2189 per share of Series E Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar event). The Series E Accruing Dividends may be paid in additional shares of Series E Preferred Stock (“Additional E Shares”) instead of cash if approved by the holders of at least 60% of the outstanding shares of Series E Preferred, except that any Additional E Shares paid upon conversion of the Series E Preferred Stock shall be deemed converted pursuant to Section C.5 and paid on an as converted basis. With respect to Series E Accruing Dividends paid in Additional E Shares and the value of any fractional share, such Additional E Shares shall be valued at the Series E Preferred Stock Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar event). No fractional shares of Series E Preferred Stock shall be issued as a result of payment of the Series E Accruing Dividends with Additional E Shares. If any fractional share of Series E Preferred Stock would be delivered upon such payment to any stockholder, the Corporation shall pay to the stockholder entitled to such fractional share an amount in cash equal to the value of such fractional share. The number of Additional E Shares payable to any holder of Series E Preferred Stock and whether or not fractional shares are issuable shall be determined as of the date the applicable Series E Accruing Dividends are paid. The Corporation shall at all times when any shares of

Series E Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of issuing the Series E Accruing Dividends, such number of its duly authorized shares of Series E Preferred Stock as shall from time to time be sufficient for the purpose of issuing the Series E Accruing Dividends. If at any time the number of authorized but unissued shares of Series E Preferred Stock shall not be sufficient for the purpose of issuing the Series E Accruing Dividends, in addition to such other remedies as shall be available to the holder of such Series E Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series E Preferred Stock to such number of shares as shall be sufficient for such purposes. Notwithstanding anything to the contrary set forth in this Amended and Restated Certificate of Incorporation, if at any time the holders of at least 60% of the voting power of the then outstanding shares of Series E Preferred Stock request in writing that the Board of Directors pay all or any portion of the then-accrued Series E Accruing Dividends (the “Requested Series E Dividends”), and the Corporation does not pay the Requested Series E Dividends within 60 days following such request, then the holders of at least 60% of the voting power of shares of Series E Preferred Stock outstanding on the date payment of the Requested Series E Dividends was requested in writing (the “Series E Dividends Request Date”) may, by written notice to the Corporation, require the Corporation to redeem, to the extent it may lawfully do so, up to the number of shares of Series E Preferred Stock for which the aggregate Series E Preferred Stock Original Issue Price plus then-accrued Series E Accruing Dividends on such shares equals the value of any unpaid Requested Series E Dividends on a pro rata basis among the holders of Series E Preferred Stock on the Series E Dividends Request Date on the date specified by the holders of at least 60% of the voting power of the Series E Preferred Stock outstanding on the Series E Dividends Requested Date that is at least sixty (60) days following the written notice (the “Series E Dividends Redemption Date”). The Corporation shall effect such redemption by paying cash in exchange for the shares of Series E Preferred Stock to be redeemed on the Series E Dividends Redemption Date. If the Corporation does not have funds or other assets legally available to effectuate such redemption in full, the Company shall redeem the number of shares of Series E Preferred Stock that is legally permitted to redeem based on the amount of the funds or other assets it has legally available on a pro rata basis among the holders of shares of Series E Preferred Stock outstanding on the Series E Dividends Request Date and will redeem the remaining shares, on a pro rata basis, as funds or other assets become legally available for such payment. At least forty (40) days but no more than sixty (60) days prior to the Series E Dividends Redemption Date, the Corporation shall send a notice to all holders of Series E Preferred Stock to be redeemed setting forth the number of shares to be redeemed from each holder and the aggregate payment price therefor and the place at which such holders may obtain payment for such redemption upon surrender of their share certificates (the “Series E Preferred Stock Redemption Notice”). On or after the Series E Dividends Redemption Date, each holder of shares of Series E Preferred Stock to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Series E Dividends Redemption Notice, and thereupon the redemption price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Series E Dividends Redemption Date, unless there shall have been a default in payment of the redemption price, or the Corporation is unable to pay the redemption price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series E Preferred Stock (except the right to receive payment for the redemption of such unredeemed shares without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series E Preferred Stock are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series E Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

(b) From and after the date of the first issuance of any shares of Series D Preferred Stock, dividends at the rate per annum of eight percent (8%) of the Series D Preferred Stock Original Issue Price (as defined below) per share shall accrue on shares of Series D Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar event with respect to the Series D Preferred Stock) (the “Series D Accruing Dividends” and collectively with the Series E Accruing Dividends, the “Accruing Dividends”). Series D Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in Sections C.2(a), C.5(c)(iv), C.6(b), C.9(a), C.9(b) or C.9(g) of this Article Fourth, such Series D Accruing Dividends shall be payable, only, in the case of cash dividends, out of funds or other assets legally available therefor, only when, as, and if declared by the Board of Directors. The holders of shares of Series D Preferred Stock shall be entitled to receive the Series D Accruing Dividends out of any funds or other assets legally available therefor, in preference to the holders of any other class or series of capital stock of the Corporation ranking junior to the Series D Preferred Stock, including without limitation, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock approved by at least a majority of the Series E Directors). The term “Series D Preferred Stock Original Issue Price” shall mean $0.2189 per share of Series D Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar event). The Series D Accruing Dividends may be paid in additional shares of Series D Preferred Stock (“Additional D Shares”) instead of cash if approved by the holders of at least 60% of the outstanding shares of Series D Preferred, except that any Additional D Shares paid upon conversion of the Series D Preferred Stock shall be deemed converted pursuant to Section C.5 and paid on an as converted basis. With respect to Series D Accruing Dividends paid in Additional D Shares and the value of any fractional share, such Additional D Shares shall be valued at the Series D Preferred Stock Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar event). No fractional shares of Series D Preferred Stock shall be issued as a result of payment of the Series D Accruing Dividends with Additional D Shares. If any fractional share of Series D Preferred Stock would be delivered upon such payment to any stockholder, the Corporation shall pay to the stockholder entitled to such fractional share an amount in cash equal to the value of such fractional share. The number of Additional D Shares payable to any holder of Series D Preferred Stock and whether or not fractional shares are issuable shall be determined as of the date the applicable Series D Accruing Dividends are paid. The Corporation shall at all times when any shares of Series D Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of issuing the Series D Accruing Dividends, such number of its duly authorized shares of Series D Preferred Stock as shall from time to time be sufficient for the purpose of issuing the Series D Accruing Dividends.

If at any time the number of authorized but unissued shares of Series D Preferred Stock shall not be sufficient for the purpose of issuing the Series D Accruing Dividends, in addition to such other remedies as shall be available to the holder of such Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series D Preferred Stock to such number of shares as shall be sufficient for such purposes.

(c) After payment of the Accruing Dividends described in Sections 1(a) and 1(b) above, any additional dividend payment (other than dividends on shares of Common Stock payable in shares of Common Stock approved by at least a majority of the Series E Directors) shall be distributed among the holders of the Series Preferred and Common Stock then outstanding pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Common Stock at the then effective Conversion Prices (as defined below)).

(d) The Corporation shall not declare or pay any dividends on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock or Common Stock (the “Junior Stock”) unless at the same time an equivalent or greater dividend is declared or paid on all outstanding shares of Senior Preferred, and all Accruing Dividends then accrued on outstanding shares of Senior Preferred have been paid in full.

(e) Nothing in this Section C.1 shall limit the Corporation’s ability to repurchase shares of Common Stock or Preferred Stock from any employee or director of or consultant to the Corporation in connection with a stock purchase agreement or stock option plan approved by the Board of Directors that permits the Corporation to repurchase such shares at a price equal to or less than cost upon the termination of such employee’s, director’s or consultant’s services to the Corporation.

2. Liquidation, Dissolution or Winding Up.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”), the holders of Series E Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution of any assets or property of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Common Stock or other Junior Stock, by reason of their ownership thereof, an amount for each share of Series E Preferred Stock then outstanding equal to two times the Series E Preferred Stock Original Issue Price, plus any Series E Accruing Dividends then accrued on such shares of Series E Preferred Stock but unpaid thereon, whether or not declared (the “Series E Liquidation Preference”). If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series E Preferred Stock the full amount to which they shall be entitled hereunder, the holders of Series E Preferred Stock shall share ratably in any distribution of the assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series E Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) In the event of any Liquidation Event, after payment of the Series E Liquidation Preference, prior and in preference to any distribution of any assets or property of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Common Stock or other Junior Stock, each holder of Series D Preferred Stock then outstanding, by reason of such holder’s ownership thereof, shall be entitled to receive an amount for each share of Series D Preferred Stock then outstanding equal to two times the Series D Preferred Stock Original Issue Price, plus any Series D Accruing Dividends then accrued on such shares of Series D Preferred Stock but unpaid thereon, whether or not declared (the “Series D Liquidation Preference” and together with the Series E Liquidation Preference, the “Senior Preferred Liquidation Preferences”). If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series D Preferred Stock the full amount to which they shall be entitled hereunder, the holders of Series D Preferred Stock shall share ratably in any distribution of the assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series D Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c) In the event of a Liquidation Event, after payment of the Senior Preferred Liquidation Preferences, the holders of shares of Series Preferred and Common Stock then outstanding shall share ratably in the distribution of the net assets of the Corporation available for distribution, with each share of Series Preferred being deemed, for such purpose, to be equal to the number of shares of Common Stock (including fractional shares) into which such shares of Series Preferred is convertible immediately prior to the close of business on the day fixed for such distribution; provided, however, that if the aggregate amount which the holders of Series D Preferred Stock are entitled to receive per share under Section C.2(b) and the first clause of this C.2(c) would exceed four times the Series D Preferred Stock Original Issue Price (the “Maximum Participation Amount”), each holder of Series D Preferred Stock shall instead be entitled to receive upon such Liquidation Event an amount equal to the greater of (i) the Maximum Participation Amount or (ii) the amount such holder would have received if all shares of Series D Preferred Stock had been converted into Common Stock immediately prior to such Liquidation Event.

(d) Notwithstanding anything set forth in Sections C.2(a), C.2(b) and C.2(c) of this Section 2, all assets of the Corporation legally available for distribution in a Liquidation Event (or the consideration received in such transaction) shall be subject to the Corporation’s obligations pursuant to that certain Amended and Restated Employee Retention Bonus Plan adopted on or about the Filing Date (as defined below), as may be amended from time to time (the “Retention Bonus Plan”), in accordance with the terms and conditions of the Retention Bonus Plan.

(e) Any Company Sale (as defined below) shall be deemed to be a Liquidation Event for purposes of this Section C.2, unless (x) the holders of at least 60% of the outstanding shares of Series E Preferred Stock and (y) a majority of the Series E Directors elect not to deem such Company Sale a Liquidation Event for purposes of this Section C.2 by giving written notice to the Corporation at least five (5) days before the effective date of such Company Sale. A “Company Sale” means (i) any merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party (except any such merger or consolidation involving the Corporation or a subsidiary thereof in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation a majority by voting power of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation in the same relative proportions as prior to such merger or consolidation), or (ii) any sale, lease or other disposition (including, without limitation, by exclusive license) of all or substantially all of the assets of the Corporation.

(f) In the event the Corporation proposes to distribute assets other than cash in connection with any Liquidation Event (including, without limitation, a Company Sale), the value of such assets to be distributed to the holders of shares of Series Preferred and Common Stock shall be determined in good faith by the Board of Directors including a majority of the Series E Directors, subject to the valuation principles set forth below. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i) If traded on a securities exchange or a quotation system, the value shall be deemed to be the average of the security’s closing sales prices reported or quoted on such exchange or quotation system over the twenty (20)-day period ending one (1) day prior to the distribution;

(ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the twenty (20)-day period ending three (3) days prior to the distribution; and

(iii) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors.

The holders of at least 60% of the then outstanding shares of Series E Preferred Stock shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this Section C.2(f), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne by the challenging parties (as a group); provided, however, that if the independent appraiser determines that the fair market value of the assets being valued is either (or both) (A) at least ten percent (10%) greater than the fair market value of such assets as determined by the Board of Directors or (B) at least $100,000 greater than the fair market value as determined by the Board of Directors, then the cost of such appraisal shall be borne solely by the Corporation.

(g) In the event of a Liquidation Event (including, without limitation, a Company Sale), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, including but not limited to contingent payments, earn-outs or escrows, the agreement governing the Liquidation Event shall provide that (i) the portion of such consideration that is actually paid to stockholders and not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section C.2 hereof as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (ii) any additional consideration that becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of any such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section C.2 hereof after taking into account the previous payment of the Initial Consideration as part of the same transaction, with such calculation being performed each time additional consideration is paid in connection with such Liquidation Event. The Corporation shall not have the power to effect a Company Sale unless the definitive agreement for such transaction provides that the consideration payable to the stockholders of the Corporation in connection therewith shall be allocated among the holders of capital stock of the Corporation in accordance with this Section C.2, disregarding payments that may be made in respect of outstanding options to purchase Common Stock held by employees or directors of or consultants to the Company so long as such payments are consistent with payments to be made on shares of Common Stock (accounting for appropriate adjustments pertaining to the unpaid exercise price of such outstanding options).

3. Voting.

(a) Generally. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), each holder of outstanding shares of Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series Preferred held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by applicable law, by the provisions of this Section C of Article Fourth or by the provisions establishing any other series of Preferred Stock, holders of the Series Preferred and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b) Number and Election of Directors. The authorized number of directors of the Corporation shall be set from time to time by resolution of the Board of Directors or the holders of at least 60% of the outstanding shares of Series E Preferred Stock, subject to the restrictions set forth in Section C.4(l) of this Article Fourth and this Section 3(b) and shall be neither less than eight (8) nor more than eleven (11). A quorum of the Board of Directors shall require the presence of a majority of the authorized members of the Board of Directors. Notwithstanding Section C.3(a) above, (i) the holders of a majority in voting power of the Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, shall be entitled to elect one (1) director of the Corporation (the “Junior Preferred Director”), (ii) the holders of a majority of the then outstanding shares of Common Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Common Director”), who shall be the Corporation’s then current duly elected Chief Executive Officer, (iii) the holders of a majority in voting power of the Series E Preferred Stock (or Common Stock issued on conversion of the Series E Preferred Stock), voting as a separate class, shall be entitled to elect four (4) directors of the Corporation (the “Series E Directors”), provided that upon the election of the holders of at least 60% of the outstanding shares of Series E Preferred Stock, the authorized number of directors shall be increased to nine (9), ten (10) or eleven (11) as requested by such holders of Series E Preferred Stock and that the holders of a majority in voting power of the Series E Preferred Stock (or Common Stock issued on conversion of the Series E Preferred Stock) shall also be entitled to elect each of the ninth (9th), tenth (10th) and eleventh (11th) authorized directors of the Corporation, if applicable and authorized in accordance with the foregoing, who upon election shall also be “Series E Directors” for all purposes hereunder, and (iv) the holders of a majority in voting power of the Series Preferred and Common Stock, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect two (2) directors of the Corporation (the “Joint Directors”), who shall both be Independent Directors (as defined below). The two Independent Directors shall be nominated by any duly elected director then in office or by any holder of outstanding Series Preferred. Following any such nomination, the Board of Directors (excluding the two Independent Directors) shall meet or act by written consent to confirm such nomination or to nominate another individual to serve as an Independent Director, which confirmation must be approved by the Board of Directors, including at least a majority of the Series E Directors, to be effective. For purposes hereof, the term “Independent Director” shall mean an individual who (I) is not at the time of initial appointment as a director, or at any time while serving as a director, and has not been at any time during the preceding five (5) years: (a) a director (with the exception of serving as Independent Director), officer, employee, partner, member, attorney or counsel of the Corporation or any of its affiliates; (b) a customer, supplier or other person or entity (or an affiliate of any of the foregoing) who derives any of his or her income or revenues from its activities with the Corporation, or any of its affiliates; or (c) an affiliate of any such director, officer, partner, member, customer, supplier or other person or entity described in clause (a) or (b) above; or a member of their immediate family; (II) is not prior to the date of initial appointment as director, a stockholder or other security holder of the Corporation; (III) is not on or after the earlier of (a) the date or initial appointment as a director of the Corporation or (b) the Filing Date, a director serving on the board of another entity with two or more non-Independent Directors of the Corporation and (IV) possesses substantial knowledge and expertise in the industry or industries in which the Corporation operates and conducts its business. As used in the definition of Independent Director, the term “affiliate” means, with respect to any particular person or entity, a person or entity controlling or under common control with such person or entity, and the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person, whether through ownership of voting securities, by contract or otherwise.

(c) Quorum; Vacancies; Removal of Directors. At any meeting held for the purpose of electing a Junior Preferred Director, the presence in person or by proxy of the holders of a majority in voting power of the aggregate number of shares of the Series A Preferred Stock and Series B Preferred Stock then outstanding shall constitute a quorum. At any meeting held for the purpose of electing the Common Director, the presence in person or by proxy of the holders of a majority in voting power of the aggregate number of shares of the Common Stock then outstanding shall constitute a quorum. At any meeting held for the purpose of electing a Series E Director, the presence in person or by proxy of the holders of a majority in voting power of the shares of Series E Preferred Stock then outstanding shall constitute a quorum. At any meeting held for the purpose of electing a Joint Director, the presence in person or by proxy of the holders of a majority in voting power of the aggregate number of shares of the Series Preferred and Common Stock (calculated as a single class on an as-converted basis) then outstanding shall constitute a quorum. A vacancy of a Junior Preferred Director shall be filled only by the vote of the holders of outstanding Series A Preferred Stock and Series B Preferred Stock, sufficient to elect such directors in accordance with Section C.3(b) above. A vacancy of the Common Director shall be filled only by vote of the holders of outstanding Common Stock, sufficient to elect such director in accordance with Section C.3(b) above. A vacancy of a Series E Director shall be filled only by the vote of the holders of outstanding Series E Preferred Stock, sufficient to elect such director in accordance with Section C.3(b) above. A vacancy among the Joint Directors shall be filled only by vote of the holders of outstanding shares of Series Preferred and Common Stock, sufficient to elect such directors in accordance with Section C.3(b) above. Any director who shall have been elected by the holders of a class or series of stock may be removed from office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors in accordance with Section C.3(b) above, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

4. Protective Provisions. The Corporation shall not, and shall not permit any of its subsidiaries (including, in each case, directly or indirectly and whether effected by or in connection with a merger, consolidation, recapitalization, reclassification of shares, reorganization, amendment or by any other means) to, without first obtaining the approval (by vote or written consent, as provided by law) of (i) a majority of the Series E Directors and (ii) the holders of at least 60% of the outstanding shares of Series E Preferred Stock:

(a) increase the number of authorized shares of Preferred Stock or any series of Series Preferred, except to increase the number of authorized shares of Series E Preferred Stock in accordance with Section C.1(a) of Article Fourth;

(b) authorize, create or issue, or reclassify any outstanding shares of capital stock of the Corporation into, or obligate itself to authorize, create or issue or reclassify shares of, any class or series of capital stock of the Corporation having rights, preferences or privileges (including, without limitation, as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation or voting rights other than those granted to the Series Preferred) senior to, or on a parity with, those of any or all series of the Series Preferred, or authorize, create or issue any options, warrants or other rights to acquire any such capital stock, or permit any subsidiary of the Corporation to take any of the foregoing actions;

(c) amend, alter or repeal any provision of the Certificate of Incorporation or By-laws of the Corporation in any manner;

(d) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the equity securities of the Corporation (including Options and Convertible Securities, each as defined in Section C.5(d) below); provided, however, that this restriction shall not apply to (a) the redemption of shares of Series E Preferred Stock or Series D Preferred Stock pursuant to Section C.9 hereof or (b) the repurchase of shares of Common Stock or Preferred Stock from any employee or director of or consultant to the Corporation in connection with a stock purchase or stock option plan approved by the Board of Directors that permits the Corporation to repurchase such shares at a price equal to or less than cost upon the termination of such employee’s, director’s or consultant’s services to the Corporation;

(e) declare, set aside for payment or pay any dividend or other distribution on any class or series of capital stock of the Corporation other than (i) any Accruing Dividends, (ii) a dividend or distribution payable solely to effect a stock split of the Corporation’s outstanding shares of capital stock or (iii) the Corporation’s repurchase of shares of Common Stock or Preferred Stock from any employee or director of or consultant to the Corporation in connection with a stock purchase agreement or stock option plan approved by the Board of Directors that permits the Corporation to repurchase such shares at a price equal to or less than cost upon the termination of such employee’s, director’s or consultant’s services to the Corporation

(f) authorize or effect, or permit any subsidiary of the Corporation to authorize or effect, a merger, consolidation, reorganization or similar transaction involving the Corporation or any of its subsidiaries, the sale of substantially all of the Corporation’s assets, an exclusive license of substantially all of the Corporation’s intellectual property rights, or the liquidation, dissolution or winding up of the Corporation or any of its subsidiaries (including, without limitation, any Liquidation Event);

(g) encumber or grant a security interest in all, or substantially all, of the assets of the Corporation in connection with the incurrence of any indebtedness by the Corporation;

(h) authorize or effect the acquisition of any material amount of assets or capital stock or other equity interests of any other person or entity;

(i) increase the number of shares authorized for issuance under the Corporation’s 2001 Stock Option Plan or the Corporation’s 2011 Equity Incentive Plan (collectively, the “Option Plans”), except for the share increases authorized pursuant to Section 5.1(l) of the Series E Preferred Stock and Warrant Purchase Agreement entered into by the Corporation on or about the Filing Date (as may be amended from time to time, the “Series E Purchase Agreement”), or adopt any new stock option plan or stock purchase plans;

(j) authorize or effect any transaction that results in the transfer of all or substantially all of the assets of the Corporation to any person or entity other than a wholly-owned subsidiary of the Corporation;

(k) authorize or effect any material change to the business currently conducted by the Corporation;

(l) increase or decrease the authorized number of members of the Board of Directors except in accordance with Section C.3(b) of Article Fourth, or hire or terminate any officer of the Corporation;

(m) unless approved by the consent of the Board of Directors, including the consent of at least a majority of the Series E Directors, authorize any (a) joint venture of the Corporation or (b) investment of 50% or more of the Corporation’s assets;

(n) unless approved by the consent of the Board of Directors, including the consent of at least a majority of the Series E Directors, enter into any transaction with an affiliate (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of the Corporation;

(o) unless approved by the consent of the Board of Directors, including the consent of at least a majority of the Series E Directors, make any capital expenditure in excess of amounts expressly contemplated by an annual budget approved by the Board of Directors;

(p) enter into any agreement or take any action that restricts or adversely affects the Corporation’s ability to perform any of its agreements with the holders of the outstanding shares of any series of Series Preferred;

(q) materially modify any clinical development program of the Corporation previously approved by the Board of Directors;

(r) amend the Retention Bonus Plan so as to increase the aggregate amount payable thereunder; or

(s) enter into an agreement to do any of the foregoing.

5. Optional Conversion. The holders of the Series Preferred shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Each share of Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series E Preferred Stock Original Issue Price by the Series E Preferred Stock Conversion Price (as adjusted below) in effect at the time of conversion.

(ii) Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series D Preferred Stock Original Issue Price by the Series D Preferred Stock Conversion Price (as adjusted below) in effect at the time of conversion.

(iii) Each share of Series C-2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the product of (A) 0.9820547 and (B) the Series C-2 Preferred Stock Original Issue Price by (C) the Series C-2 Preferred Stock Conversion Price (as adjusted below) in effect at the time of conversion. The “Series C-2 Preferred Stock Original Issue Price” shall mean $0.2256 per share of Series C-2

Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar event).

(iv) Each share of Series C-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the product of (A) 0.9820547 and (B) the Series C-1 Preferred Stock Original Issue Price by (C) the Series C-1 Preferred Stock Conversion Price (as adjusted below) in effect at the time of conversion. The “Series C-1 Preferred Stock Original Issue Price” shall mean $0.3460 per share of Series C-1 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar event).

(v) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the product of (A) 0.8471362 and (B) the Series B Preferred Stock Original Issue Price by (C) the Series B Preferred Stock Conversion Price (as adjusted below) in effect at the time of conversion. The “Series B Preferred Stock Original Issue Price” shall mean $0.31 per share of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar event).

(vi) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the product of (A) 0.6514881 and (B) the Series A Preferred Stock Original Issue Price by (C) the Series A Preferred Stock Conversion Price (as adjusted below) in effect at the time of conversion. The “Series A Preferred Stock Original Issue Price” shall mean $1.08845 per share of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar event).

For purposes hereof, the “Series E Preferred Stock Conversion Price,” “Series D Preferred Stock Conversion Price,” “Series C-2 Preferred Stock Conversion Price,” “Series C-1 Preferred Stock Conversion Price,” “Series B Preferred Stock Conversion Price” and the “Series A Preferred Stock Conversion Price” shall mean $0.2189. Together, the Series E Preferred Stock Conversion Price, Series D Preferred Stock Conversion Price, Series C-2 Preferred Stock Conversion Price, Series C-1 Preferred Stock Conversion Price, Series B Preferred Stock Conversion Price and the Series A Preferred Stock Conversion Price are referred to herein as the “Conversion Prices.” The Conversion Prices, and the rate at which the shares of Series Preferred may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value per share as determined in good faith by the Board of Directors.

(c) Mechanics of Conversion.

(i) In order for a holder of Series Preferred to convert shares of Series Preferred into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series Preferred, at the office of the transfer agent for the Series Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series Preferred represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the “Conversion Date”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver to such holder of Series Preferred, or to such holder’s nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times when any shares of Series Preferred shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series Preferred, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, in addition to such other remedies as shall be available to the holder of such Series Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. In addition, before taking any action which would cause an adjustment reducing the applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the applicable series of Series Preferred, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted applicable Conversion Price.

(iii) Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on the Series Preferred surrendered for conversion or on the Common Stock delivered upon conversion.

(iv) All shares of Series Preferred which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon together with any Accruing Dividends accrued but unpaid thereon, whether or not declared, out of funds legally available therefor, to the extent required by Sections C.2(a), C.6(b), C.9(a), C.9(b) or C.9(g) of this Article Fourth. Any shares of Series Preferred so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of the corresponding series of Series Preferred accordingly.

(v) The Corporation shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series Preferred pursuant to this Section C.5.

(vi) Notwithstanding any other provisions hereof, if a conversion of shares of Series Preferred is to be made in connection with any transaction affecting the Corporation (including, without limitation, a Liquidation Event), the conversion of any shares of Series Preferred, may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated, subject in all events to the terms hereof applicable to such transaction.

(d) Adjustments to Applicable Conversion Price for Diluting Issues:

(i) Special Definitions. For purposes of this Section C.5, the following definitions shall apply:

(A) “Additional Shares of Common Stock” means all shares of Common Stock issued (or, pursuant to Section C.5(d)(iii) below, deemed to be issued) by the Corporation at any time after this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Filing Date”), other than:

(I) shares of Common Stock or Convertible Securities issued or issuable, directly or indirectly, upon conversion or exchange of any Convertible Securities or exercise of any Options outstanding on the Filing Date;

(II) shares of Common Stock issued or issuable as a dividend or distribution on the Series Preferred;

(III) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section C.5(e) or (f) below;

(IV) up to an aggregate of the Option Maximum (as defined below) number of shares (or such larger number of shares as may be approved by the

Board of Directors of the Corporation, including at least a majority of the Series E Directors) of Common Stock or Options with respect thereto (inclusive of shares and Options outstanding on the Filing Date and subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Common Stock) issued or issuable to employees or directors of, or consultants or advisors to, the Corporation pursuant to the Option Plans or a plan, agreement or arrangement adopted pursuant to the approval of the Board of Directors (for these purposes, “Option Maximum” means the number of shares calculated in accordance with Section 5.1(l) of the Series E Purchase Agreement);

(V) shares of Common Stock, Options or Convertible Securities issued or issuable to financial institutions, lessors or consultants in connection with commercial credit arrangements, equipment financing transactions, commercial property lease transactions or similar bona fide transactions or to a person or an entity as a component of any business relationship with such person or entity involving a strategic collaboration or development or licensing arrangement, in any such case, if approved by the Board of Directors, which approval shall include the consent of at least a majority of the Series E Directors;

(VI) shares of Common Stock issued or issuable in connection with a merger, consolidation or similar transaction approved by the Board of Directors, which approval shall include the consent of at least a majority of the Series E Directors;

(VII) shares of Common Stock, Options or Convertible Securities issued pursuant to the Series E Purchase Agreement; or

(VIII) shares of Common Stock issued in the closing of the sale of shares of Common Stock at a price to the public of at least three (3) times the Series E Preferred Stock Original Issue Price in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), resulting in gross offering proceeds in excess of $30,000,000 to the Corporation (a “Qualified Public Offering”).

(B) “Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(C) “Option” means a right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(ii) No Adjustment of Applicable Conversion Price. No adjustment in the applicable Conversion Prices shall be made with respect to the applicable series of Senior Preferred as the result of the issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Section C.5) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common stock, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of at least 60% of the then outstanding shares of Series E Preferred Stock agreeing that no such adjustment to such series shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock.

(iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Filing Date shall issue any Options (excluding Options covered by Sections C.5(d)(i)(A)(IV) and (V) above) or Convertible Securities (excluding Convertible Securities covered by Section C.5(d)(i)(A)(V) and VII above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section C.5(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Prices in effect on the date of and immediately prior to such issue, or such record date, as the case may be; provided further that, in any such case in which Additional Shares of Common Stock are deemed to be issued pursuant to this Section C.5(d)(iii):

(A) No further adjustment in the applicable Conversion Prices shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, then upon the exercise, conversion or exchange thereof, the applicable Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) Upon the expiration or termination of any such unexercised Option or unconverted Convertible Security, the applicable Conversion Prices shall be readjusted to such applicable Conversion Prices as would then be in effect had such issuance of such Options or Convertible Securities never occurred and the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option or Convertible Security shall not be deemed issued for the purposes of any subsequent adjustment of the applicable Conversion Price;

(D) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the applicable Conversion Prices then in effect shall forthwith be readjusted to such applicable Conversion Prices as would have been obtained had the adjustment which was made upon the original issuance of such Option or Convertible Security not yet exercised, converted or exchanged prior to such change been made upon the basis of such change; and

(E) No readjustment pursuant to clause (B), (C) or (D) above shall have the effect of increasing the applicable Conversion Prices to an amount which exceeds the lower of (i) the applicable Conversion Prices on the original adjustment date, or (ii) the applicable Conversion Prices that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

In the event the Corporation, after the Filing Date, amends the terms of any Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on the Filing Date or were issued after the Filing Date), then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Filing Date and the provisions of this Section C.5(d)(iii) shall apply.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

(A) In the event the Corporation shall at any time after the Filing Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C.5(d)(iii) but excluding shares issued as a dividend or distribution as provided in Section C.5(f) or upon a stock split or combination as provided in Section C.5(e)), without consideration or for consideration per share less than the Series E Preferred Stock Conversion Price in effect immediately prior to such issue, then and in such event: (i) the Series E Preferred Stock Conversion Price shall be reduced, concurrently with such issue, to a price equal to the consideration per share received or deemed to be received by the Corporation for such Additional Shares of Common Stock (or if no consideration is received or deemed to be received by the Corporation for such Additional Shares of Common Stock, then one-hundredth of a cent ($0.0001)).

(B) In the event the Corporation shall at any time after the Filing Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C.5(d)(iii) but excluding shares issued as a dividend or distribution as provided in Section C.5(f) or upon a stock split or combination as provided in Section C.5(e)), without consideration or for a consideration per share less than the Series D Preferred Stock Conversion Price in effect immediately prior to such issue, then and in such event: (i) the Series D Preferred Stock Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined by multiplying the Series D Preferred Stock Conversion Price in effect immediately prior to such issuance by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued or deemed to be issued would purchase at the Series D Preferred Stock Conversion Price in effect immediately prior to such issuance; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued or deemed to be issued; provided that, for the purpose of this Section C.5(d)(iv), all shares of Common Stock issuable upon conversion or exchange of Convertible Securities and exercise of Options outstanding immediately prior to such issue shall be deemed to be outstanding. There shall be no adjustment on the issuance of Additional Shares of Common Stock to the Series C-2 Preferred Stock Conversion Price, Series C-1 Preferred Stock Conversion Price, Series B Preferred Stock Conversion Price or Series A Preferred Stock Conversion Price.

(v) Determination of Consideration. For purposes of this Section C.5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash, Property and Services: Such consideration shall:

(I) insofar as it consists of cash, be computed at the aggregate amounts of cash received by the Corporation, excluding amounts paid or payable for accrued interest and dividends;

(II) insofar as it consists of property other than cash, or services, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section C.5(d)(iii) relating to Options and Convertible Securities shall be determined by dividing: (a) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (b) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Filing Date effect a subdivision of the outstanding Common Stock, the applicable Conversion Prices in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Filing Date combine the outstanding shares of Common Stock, the applicable Conversion Prices then in effect immediately before the combination shall be proportionately increased. Any adjustment under this section shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the applicable Conversion Prices in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Prices then in effect by a fraction: (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, then the applicable Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Prices shall be adjusted pursuant to this section as of the time of actual payment of such dividends or distributions; and provided further, however, that no adjustment with respect to the applicable Conversion Prices shall be made if the holders of Series Preferred simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of such series of Series Preferred had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution with respect to each share of Series Preferred which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(g) Adjustments for Other Dividends and Distributions. In the event that the Corporation at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property (other than cash out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the holders of the Series Preferred shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property which they would have been entitled to receive had such Series Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section with respect to the rights of the holders of the Series Preferred; provided, however, that no such adjustment shall be made if the holders of the Series Preferred simultaneously receive a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series Preferred had been converted into Common Stock on the date of such event.

(h) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, consolidation or merger involving the Corporation in which the Common Stock (but not a series of Series Preferred) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections C.5(e), (f) or (g) hereof or a transaction which is deemed a Liquidation Event under Section C.2(a) hereof), then, as a part of and a condition to such reorganization, recapitalization, consolidation or merger, provision shall be made so that thereafter each share of such series of Series Preferred shall be convertible into the same kind and amount of securities, cash or other property of the Corporation, or of the successor corporation resulting from such reorganization, recapitalization, consolidation or merger, which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Series Preferred immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section C.5 set forth with respect to the rights and interest thereafter of the holders of each such series of Series Preferred to the end that the provisions set forth in this Section C.5 (including provisions with respect to changes in and other adjustments of the applicable Conversion Prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of such series of Series Preferred.

(i) No Impairment. Without first obtaining the approval of the stockholders of the Corporation as required by law or by this Amended and Restated Certificate of Incorporation, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities to any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section C.5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series Preferred against impairment.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Prices pursuant to this Section C.5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Series E Preferred Stock, Series D Preferred Stock, Series C-2 Preferred Stock, Series C-1 Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, as applicable, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series Preferred, furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Prices and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Series Preferred held by such holder.

(k) Miscellaneous.

(i) The holders of at least 60% of the outstanding shares of Series E Preferred Stock shall have the right to challenge any determination by the Board of Directors of fair value pursuant to this Section C.5, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne by the challenging parties (as a group); provided, however, that if the independent appraiser determines that the fair market value of the assets being valued is either (or both) (i) at least ten percent (10%) greater than the fair market value of such assets as determined by the Board of Directors or (ii) at least $100,000 greater than the fair market value as determined by the Board of Directors, then the cost of such appraisal shall be borne solely by the Corporation.

6. Mandatory Conversion.

(a) Preferred Stock. As of immediately prior to the earliest to occur of (A) the closing of a Qualified Public Offering or (B) approval by the Board of Directors and the written election of the holders of at least 60% of the outstanding shares of Series E Preferred Stock (the earliest of the dates in clauses (A) and (B), the “Mandatory Preferred Stock Conversion Date”), all outstanding shares of Series Preferred then outstanding shall automatically be converted into shares of Common Stock at the then effective applicable conversion rate, and the number of authorized shares of Preferred Stock shall be automatically reduced to zero.

(b) All holders of record of Series Preferred shall be given prior written notice of the Mandatory Preferred Stock Conversion Date and the place designated for mandatory conversion of all such shares pursuant to this Section C.6. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Series Preferred at such holder’s address last shown on the records of the transfer agent for the Series Preferred (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of Series Preferred shall surrender such holder’s certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section C.6. On the Mandatory Preferred Stock Conversion Date, all outstanding shares of Series Preferred shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series Preferred so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which Series Preferred has been converted, and, in the case of the Series E Preferred Stock or Series D Preferred Stock, at the election of the holders of at least 60% of the outstanding shares of Series E Preferred Stock or Series D Preferred Stock, respectively, either (x) payment in cash or other property of any dividends declared but unpaid thereon together with any Accruing Dividends accrued but unpaid thereon, whether or not declared, out of funds legally available therefor or (y) subject to any limitations under applicable law, such number of additional shares of Common Stock as the applicable Accruing Dividends could purchase at the then effective Conversion Price of the Series E Preferred Stock or Series D Preferred Stock, as applicable. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Preferred Stock Conversion Date and the surrender of the certificate or certificates for the Series Preferred, the Corporation shall cause to be issued and delivered to such holder, on such holder’s written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section C.5(b) of this Article Fourth in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c) The Corporation shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of Series Preferred pursuant to this Section C.6.

(d) All certificates evidencing shares of Series Preferred which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Preferred Stock Conversion Date be deemed to have been retired and cancelled and the shares of Series Preferred represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

7. Reacquired Shares. Any shares of Series Preferred converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall, automatically and without further action, be retired and cancelled promptly after the acquisition thereof, and shall not be reissued and the Corporation (without the need for stockholder action) from time to time shall take such action as may be necessary to reduce the number of authorized shares of the Preferred Stock accordingly.

8. Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series Preferred) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right;

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock or Preferred Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

(c) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then, and in each such case, the Corporation will mail or cause to be mailed to the holders of the Series Preferred a notice specifying, as the case may be, (A) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series Preferred) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding up. Such notice shall be mailed at least twenty (20) days prior to the record date or effective date for the event specified in such notice.

9. Redemption.

(a) Series E Preferred Stock. The Corporation shall be obligated to redeem the Series E Preferred Stock as follows:

(i) The holders of at least 60% of the voting power of the then outstanding shares of Series E Preferred Stock may require the Corporation, to the extent it may lawfully do so, to redeem all of the then outstanding Series E Preferred Stock on a date (the “Series E Preferred Stock Redemption Date”) beginning not prior to five years following the Series E Original Issuance Date, subject to the provisions of Section C.9(g) below; provided that the Corporation shall receive at least sixty (60) days prior to the Series E Preferred Stock Redemption Date written notice of such election of the Series E Preferred Stock. The Corporation shall effect such redemption by paying in cash in exchange for the shares of Series E Preferred Stock to be redeemed on the Series E Preferred Stock Redemption Date a sum equal to the Series E Preferred Stock Original Issue Price per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) plus all dividends declared but unpaid thereon together with any Accruing Dividends accrued but unpaid thereon, whether or not declared, with respect to such shares. The total amount to be paid for the Series E Preferred Stock is hereinafter referred to as the “Series E Preferred Stock Redemption Price.”

(ii) At least forty (40) days but no more than sixty (60) days prior to the Series E Preferred Stock Redemption Date, the Corporation shall: (A) send a notice to all holders of Series E Preferred Stock setting forth the Series E Preferred Stock Redemption Price for the shares to be redeemed and the place at which such holders may obtain payment of the Series E Preferred Stock Redemption Price upon surrender of their share certificates (the “Series E Preferred Stock Redemption Notice”) and (B) notify all holders of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock that the holders of the Series E Preferred Stock have elected to redeem their shares. If, at least twenty (20) days prior to the Series E Preferred Stock Redemption Date, the holders of at least 60% of the voting power of the then outstanding shares of Series D Preferred Stock, voting together as a separate class, the holders of a majority in voting power of the then outstanding Series C Preferred Stock, voting together as a single class on an as-converted-to-Common Stock basis, the holders of a majority in voting power of the then outstanding Series B Preferred Stock, voting together as a separate class, or the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of the then outstanding Series A Preferred Stock, voting together as a separate class, elect to redeem their shares pursuant to Section C.9(b), (c), (d) or (e) below, then the Series D Preferred Stock Redemption Date, Series C Preferred Stock Redemption Date, Series B Preferred Stock Redemption Date or Series A Preferred Stock Redemption Date (each as defined below), as applicable, shall be the Series E Preferred Stock Redemption Date (each such date, a “Redemption Date”), notwithstanding any notice provisions set forth in Section C.9(b), (c), (d) or (e) below, and the Corporation shall promptly send the Series D Preferred Stock Redemption Notice, Series C Preferred Stock Redemption Notice, Series B Preferred Stock Redemption Notice or Series A Preferred Stock Redemption Notice (each as defined below), as applicable.

(b) Series D Preferred Stock. The Corporation shall be obligated to redeem the Series D Preferred Stock as follows:

(i) The holders of at least 60% of the voting power of the then outstanding shares of Series D Preferred Stock may require the Corporation, to the extent it may lawfully do so, to redeem all of the then outstanding Series D Preferred Stock on a date (the “Series D Preferred Stock Redemption Date”) beginning on a date not prior to the Series E Preferred Stock Redemption Date; provided that the Corporation shall receive at least sixty (60) days prior to the Series D Preferred Stock Redemption Date written notice of such election of the Series D Preferred Stock. The Corporation shall effect such redemption by paying in cash in exchange for the shares of Series D Preferred Stock to be redeemed on the Series D Preferred Stock Redemption Date a sum equal to the Series D Preferred Stock Original Issue Price per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) plus all dividends declared but unpaid thereon together with any Series D Accruing Dividends accrued but unpaid thereon, whether or not declared, with respect to such shares. The total amount to be paid for the Series D Preferred Stock is hereinafter referred to as the “Series D Preferred Stock Redemption Price.”

(ii) At least forty (40) days but no more than sixty (60) days prior to the Series D Preferred Stock Redemption Date, the Corporation shall: (A) send a notice to all holders of Series D Preferred Stock setting forth the Series D Preferred Stock Redemption Price for the shares to be redeemed and the place at which such holders may obtain payment of the Series D Preferred Stock Redemption Price upon surrender of their share certificates (the “Series D Preferred Stock Redemption Notice”) and (B) notify all holders of Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock that the holders of the Series D Preferred Stock have elected to redeem their shares. If, at least twenty (20) days prior to the Series D Preferred Stock Redemption Date, the holders of a majority in voting power of the then outstanding shares of Series C Preferred Stock, voting together as a single class on an as-converted-to-Common Stock basis, Series B Preferred Stock, voting together as a separate class, or the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of the then outstanding Series A Preferred Stock, voting together as a separate class, elect to redeem their shares pursuant to Section C.9(c), (d) or (e) below, then the Series C Preferred Stock Redemption

Date, Series B Preferred Stock Redemption Date or Series A Preferred Stock Redemption Date, as applicable, shall be the Series D Preferred Stock Redemption Date, notwithstanding any notice provisions set forth in Section C.9(c), (d) or (e) below, and the Corporation shall promptly send the Series C Preferred Stock Redemption Notice, Series B Preferred Stock Redemption Notice or Series A Preferred Stock Redemption Notice, as applicable.

(c) Series C Preferred Stock. The Corporation shall be obligated to redeem the Series C Preferred Stock as follows:

(i) The holders of at least a majority in voting power of the then outstanding shares of Series C Preferred Stock, voting together as a single class on an as-converted-to-Common Stock basis, may require the Corporation, to the extent it may lawfully do so, to redeem all of the then outstanding Series C Preferred Stock on a date (the “Series C Preferred Stock Redemption Date”) beginning not prior to the Series E Preferred Stock Redemption Date; provided that the Corporation shall receive at least sixty (60) days prior to the Series C Preferred Stock Redemption Date written notice of such election of the Series C Preferred Stock. The Corporation shall effect such redemption by paying in cash in exchange for the shares of Series C Preferred Stock to be redeemed on the Series C Preferred Stock Redemption Date a sum equal to the Series C-1 Preferred Stock Original Issue Price per share of Series C-1 Preferred Stock and the Series C-2 Preferred Stock Original Issue Price per share of Series C-2 Preferred Stock (each as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) plus all accrued and unpaid dividends with respect to such shares. The total amount to be paid for the Series C Preferred Stock is hereinafter referred to as the “Series C Preferred Stock Redemption Price.”

(ii) At least forty (40) days but no more than sixty (60) days prior to the Series C Preferred Stock Redemption Date, the Corporation shall: (A) send a notice to all holders of Series C Preferred Stock setting forth the Series C Preferred Stock Redemption Price for the shares to be redeemed and the place at which such holders may obtain payment of the Series C Preferred Stock Redemption Price upon surrender of their share certificates (the “Series C Preferred Stock Redemption Notice”) and (B) notify all holders of the Series D Preferred Stock, Series B Preferred Stock and Series A Preferred Stock that the holders of the Series C Preferred Stock have elected to redeem their shares. If, at least twenty (20) days prior to the Series C Preferred Stock Redemption Date, the holders of at least 60% in voting power of the then outstanding shares of Series D Preferred Stock, voting together as a separate class, the holders of a majority in voting power of the then outstanding shares of Series B Preferred Stock, voting together as a separate class, or the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of the then outstanding Series A Preferred Stock, voting together as a separate class, elect to redeem their shares pursuant to Section C.9(b) above or Section C.9(d) or (e) below, then the Series D Preferred Stock Redemption Date, Series B Preferred Stock Redemption Date or Series A Preferred Stock Redemption Date, as applicable, shall be the Series C Preferred Stock Redemption Date, notwithstanding any notice provisions set forth in Section C.9(b) above or Section C.9(d) or (e) below, and the Corporation shall promptly send the Series D Preferred Stock Redemption Notice, Series B Preferred Stock Redemption Notice or Series A Preferred Stock Redemption Notice, as applicable.

(d) Series B Preferred Stock. The Corporation shall be obligated to redeem the Series B Preferred Stock as follows:

(i) The holders of at least a majority in voting power of the then outstanding shares of Series B Preferred Stock, voting together as a separate class, may require the Corporation, to the extent it may lawfully do so, to redeem all of the then outstanding Series B Preferred Stock on a date (the “Series B Preferred Stock Redemption Date”) beginning not prior to the Series E Preferred Stock Redemption Date; provided that the Corporation shall receive at least sixty (60) days prior to the Series B Preferred Stock Redemption Date written notice of such election of the Series B Preferred Stock. The Corporation shall effect such redemption by paying in cash in exchange for the shares of Series B Preferred Stock to be redeemed on the Series B Preferred Stock Redemption Date a sum equal to the Series B Preferred Stock Original Issue Price per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) plus all accrued and unpaid dividends with respect to such shares. The total amount to be paid for the Series B Preferred Stock is hereinafter referred to as the “Series B Preferred Stock Redemption Price.”

(ii) At least forty (40) days but no more than sixty (60) days prior to the Series B Preferred Stock Redemption Date, the Corporation shall: (A) send a notice to all holders of Series B Preferred Stock setting forth the Series B Preferred Stock Redemption Price for the shares to be redeemed and the place at which such holders may obtain payment of the Series B Preferred Stock Redemption Price upon surrender of their share certificates (the “Series B Preferred Stock Redemption Notice”) and (B) notify all holders of Series D Preferred Stock, Series C Preferred Stock and Series A Preferred Stock that the holders of the Series B Preferred Stock have elected to redeem their shares. If, at least twenty (20) days prior to the Series B Preferred Stock Redemption Date, the holders of at least 60% in voting power of the then outstanding shares of Series D Preferred Stock, voting together as a separate class, the holders of a majority in voting power of the then outstanding Series C Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, or sixty-six and two-thirds percent (66-2/3%) in voting power of the then outstanding shares of Series A Preferred Stock, voting together as a separate class, elect to redeem their shares pursuant to Section C.9(b) or (c) above or C.9(e) below, then the Series D Preferred Stock Redemption Date, Series C Preferred Stock Redemption Date or Series A Preferred Stock Redemption Date, as applicable, shall be the Series B Preferred Stock Redemption Date, notwithstanding any notice provisions set forth in Section C.9(b) or (c) above or C.9(e) below, and the Corporation shall promptly send the Series D Preferred Stock Redemption Notice, Series C Preferred Stock Redemption Notice or Series A Preferred Stock Redemption Notice, as applicable.

(e) Series A Preferred Stock. The Corporation shall be obligated to redeem the Series A Preferred Stock as follows:

(i) The holders of at least sixty-six and two-thirds percent (66-2/3%) in voting power of the then outstanding shares of Series A Preferred Stock, voting together as a separate class, may require the Corporation, to the extent it may lawfully do so, to redeem all of the then outstanding Series A Preferred Stock beginning on a date (the “Series A Preferred Stock Redemption Date”) beginning not prior to the Series E Preferred Stock

Redemption Date; provided that the Corporation shall receive at least sixty (60) days prior to the Series A Preferred Stock Redemption Date written notice of such election of the Series A Preferred Stock. The Corporation shall effect such redemption by paying in cash in exchange for the shares of Series A Preferred Stock to be redeemed on the Series A Preferred Stock Redemption Date a sum equal to the Series A Preferred Stock Original Issue Price per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) plus all declared and unpaid dividends with respect to such shares. The total amount to be paid for the Series A Preferred Stock is hereinafter referred to as the “Series A Preferred Stock Redemption Price.”

(ii) At least forty (40) days but no more than sixty (60) days prior to the Series A Preferred Stock Redemption Date, the Corporation shall: (A) send a notice to all holders of Series A Preferred Stock to be redeemed setting forth the Series A Preferred Stock Redemption Price for the shares to be redeemed and the place at which such holders may obtain payment of the Series A Preferred Stock Redemption Price upon surrender of their share certificates (the “Series A Preferred Stock Redemption Notice”) and (B) notify all holders of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock that the holders of the Series A Preferred Stock have elected to redeem their shares. If, at least twenty (20) days prior to the Series A Preferred Stock Redemption Date, the holders of at least 60% in voting power of the then outstanding shares of Series D Preferred Stock, voting together as a separate class, the holders of a majority in voting power of the then outstanding shares of Series C Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, or a majority in voting power of the then outstanding shares of Series B Preferred Stock, elect to redeem their shares pursuant to Section C.9(b), (c) or (d) above, then the Series D Preferred Stock Redemption Date, Series C Preferred Stock Redemption Date or Series B Preferred Stock Redemption Date, as applicable, shall be the Series A Preferred Stock Redemption Date, notwithstanding any notice provisions set forth in Section C.9(b), (c) or (d) above, and the Corporation shall promptly send the Series D Preferred Stock Redemption Notice, Series C Preferred Stock Redemption Notice or Series B Preferred Stock Redemption Notice, as applicable.

(f) Redemption Priorities and Procedures.

(i) If the Corporation does not have sufficient funds or other assets legally available to redeem all shares to be redeemed at any Redemption Date, then it shall so notify the holders of shares to be redeemed at such Redemption Date and shall redeem, as applicable, (I) first, the shares of Series E Preferred Stock, pro rata to each holder of Series E Preferred Stock based on such holder’s ownership thereof, until all shares of Series E Preferred Stock are redeemed, (II) second, the shares of Series D Preferred Stock, pro rata to each holder of Series D Preferred Stock based on such holder’s ownership thereof, until all shares of Series D Preferred Stock are redeemed, (III) third, the shares of Series C Preferred Stock, pro rata to each holder of Series C Preferred Stock based on such holder’s ownership thereof, until all shares of Series C Preferred Stock are redeemed, and (IV) fourth, the Series A Preferred Stock and the Series B Preferred Stock, as applicable, on a pro rata basis (based on the portion of the aggregate Series A Preferred Stock Redemption Price or Series B Preferred Stock Redemption Price, as applicable, payable to them), to the extent possible. If any shares to be redeemed remain outstanding, the Corporation shall redeem the remaining shares to be redeemed in accordance with the previous sentence as soon as sufficient funds are legally available.

(ii) On or after each applicable Redemption Date, each holder of shares of Series Preferred to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Series A Preferred Stock Redemption Notice, Series B Preferred Stock Redemption Notice, Series C Preferred Stock Redemption Notice, Series D Preferred Stock Redemption Notice or Series E Preferred Stock Redemption Notice, as the case may be, and thereupon the Series A Preferred Stock Redemption Price, Series B Preferred Stock Redemption Price, Series C Preferred Stock Redemption Price, Series D Preferred Stock Redemption Price or Series E Preferred Stock Redemption Price (collectively defined for this Section 9(f) as, the “Series Preferred Redemption Prices”), as applicable, of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of an applicable Series Preferred Redemption Price, or the Corporation is unable to pay an applicable Series Preferred Redemption Price, due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series Preferred, as applicable (except the right to receive the Series Preferred Redemption Price, as applicable, without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series Preferred, as applicable, are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

(g) Special Redemption Right.

(i) Upon the request of the holders of at least 60% of the voting power of the then outstanding shares of Series E Preferred Stock, the Board of Directors will meet with twenty (20) days for the purpose of approving a Company Sale on substantially the terms set forth in definitive transaction agreements presented to the Board of Directors at least ten (10) days in advance of such meeting. If the Board of Directors does not approve the Company Sale on substantially the terms set forth in such definitive transaction agreements at such meeting, the primary reason for which (as evidenced in the minutes of such meeting) is not based on the decision by the Board of Directors to pursue an alternative, bona fide offer to effectuate a Company Sale on superior terms (as determined by the Board of Directors in good faith at such meeting), and provided that (1) such definitive transaction agreements provide that the consideration payable to the stockholders of the Corporation in connection with the Company Sale shall be allocated among the holders of capital stock of the Corporation in accordance with Section C.2 of Article Fourth above, disregarding payments that may be made in respect of outstanding options to purchase Common Stock held by employees or directors of or consultants to the Company so long as such payments are consistent with payments to be made on shares of Common Stock (accounting for appropriate adjustments pertaining to the unpaid exercise price of such outstanding options) and (2) the Company Sale is approved on substantially the terms set forth in such definitive transaction agreements presented at such meeting of the Board of

Directors by either (x) at least a majority of the Series E Directors and, within five days following such meeting, the holders of at least 60% of the Series E Preferred Stock then outstanding, or (y) the holders of at least 70% of the Series E Preferred Stock then outstanding, within five days following such meeting, then, in such event, for a period of five days thereafter, the holders of at least 60% of the Series E Preferred Stock then outstanding may, by written election delivered to the Corporation (the “Special Redemption Notice”), require the Corporation to redeem all of the outstanding shares of Senior Preferred (the “Special Redemption Right”) for a price per share of Senior Preferred (as applicable, the “Special Redemption Price”) equal to the amount each such share would receive if the Company Sale were consummated on the terms set forth in such definitive transaction agreements, assuming the receipt of all consideration payable pursuant to the terms of such definitive transaction agreements, including any contingent consideration contemplated thereby (“Contingent Consideration”) and without reduction for potential indemnity claims (the “Aggregate Company Sale Amount”), subject to the provisions of Section C.9(g)(ii) below.

(ii) For purposes of calculating the Aggregate Company Sale Amount: (A) the value of the consideration payable pursuant to the definitive transaction agreements shall be valued in accordance with the provisions of Section C.2(f) of Article Fourth above to the extent applicable, except as otherwise specified in this Section C.9(g); (B) any consideration payable pursuant to the definitive transaction agreements that is subject to a financing contingency of the acquiror or any affiliate thereof shall be excluded from the calculation; (C) any Contingent Consideration or other consideration payable following the closing of the Company Sale shall be appropriately discounted to take into account the time value of money; and (D) in the event any of the Contingent Consideration cannot be readily determined (for example, if such Contingent Consideration is in the form of earn-out or royalty payments), then the amount of any such Contingent Consideration shall be the fair market value of the right to receive or potentially receive such Contingent Consideration as determined by the Board of Directors, including a majority of the Series E Directors, in good faith. The Corporation’s determination of the Aggregate Company Sale Amount shall be communicated by the Corporation to the holders of Senior Preferred in writing within 60 days following the Corporation’s receipt of the Special Redemption Notice. The holders of at least 60% of the then outstanding shares of Series E Preferred Stock shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this Section C.9(g)(ii) by delivering written notice to the Corporation thereof within 15 days following the date on which the determination by the Board of Directors of the Aggregate Company Sale Amount is communicated to the holders of Senior Preferred in writing, in which case the determination of fair market value thereof shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties (the cost of such appraisal to be borne by the challenging parties (as a group)).

(iii) The redemption pursuant to the exercise of the Special Redemption Right shall be effected by payment in cash in exchange for the shares of Senior Preferred to be redeemed, and shall occur on the date selected by the holders of at least 60% of the then outstanding shares of Series E Preferred Stock, provided such date shall not be less than sixty (60) days and not more than one hundred twenty (120) days following the final determination of the Aggregate Company Sale Amount (as determined pursuant to Section C.9(g)(ii) above) (the “Special Redemption Date”). If the Corporation does not have sufficient funds legally available to redeem all shares of Senior Preferred to be redeemed pursuant to the exercise of the Special Redemption Right on the Special Redemption Date, then it shall so notify the holders of shares of Senior Preferred to be redeemed and shall redeem, as applicable, (I) first, the shares of Series E Preferred Stock, pro rata to each holder of Series E Preferred Stock based on such holder’s ownership thereof, until all shares of Series E Preferred Stock are redeemed, and (II) second, the shares of Series D Preferred Stock, pro rata to each holder of Series D Preferred Stock based on such holder’s ownership thereof, until all shares of Series D Preferred Stock are redeemed.

(iv) On or after the Special Redemption Date, each holder of shares of Senior Preferred to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Special Redemption Notice, and thereupon the Special Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Special Redemption Date, unless there shall have been a default in payment of an applicable Special Redemption Price, or the Corporation is unable to pay an applicable Special Redemption Price, due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Senior Preferred (except the right to receive the applicable Special Redemption Price, without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Senior Preferred are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Senior Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed. If any shares to be redeemed remain outstanding, the Corporation shall redeem the remaining shares to be redeemed in accordance with the previous sentence as soon as sufficient funds are legally available.

ARTICLE FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

ARTICLE SIXTH: Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

ARTICLE SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability thereof is not permitted under the DGCL at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article shall adversely affect the rights and protection afforded to a director of the Corporation under this Article Seventh for acts or omissions occurring prior to such amendment, modification or repeal.

ARTICLE EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the

manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE NINTH: The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom to the fullest extent now or hereafter permitted by law.

ARTICLE TENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE ELEVENTH: The Corporation hereby renounces, to the fullest extent permitted by Section 122(17) of the DGCL, as amended from time to time, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any business opportunities that are presented to any of its directors who are not otherwise employed by the Corporation. No amendment or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any such director for or with respect to any opportunities of which such director become aware prior to such amendment or repeal.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 3rd day of February, 2014.

HTG MOLECULAR DIAGNOSTICS, INC.

By:	/s/ Timothy B. Johnson
Timothy B. Johnson
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HTG MOLECULAR DIAGNOSTICS, INC.

HTG Molecular Diagnostics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is HTG Molecular Diagnostics, Inc.

SECOND: The date on which the Corporation’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was December 14, 2000.

THIRD: The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) as follows:

1.        The first paragraph of Article Fourth of the Certificate of Incorporation is hereby amended to add the following at the end of such paragraph:

“Effective at the time of filing of this Certificate of Amendment to Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, every 107.39 shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, that the Corporation shall issue no fractional shares of Common Stock as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the Corporation. The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.”

2.        Section C.5(d)(i)(A)(VIII) of Article Fourth of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“(VIII) shares of Common Stock issued in the closing of the sale of shares of Common Stock (i) at a price to the public of at least three (3) times the Series E Preferred Stock Original Issue Price in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), resulting in gross offering proceeds in excess of $30,000,000 to the Corporation (a “Qualified Public Offering”) or (ii) in a firm commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act, the “price to public” for which is authorized and approved by the Board of Directors or a duly appointed pricing committee of the Board of Directors.”

FOURTH: Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment to Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, HTG Molecular Diagnostics, Inc. has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer as of April 27, 2015.

/s/ Timothy B. Johnson
Timothy B. Johnson
President and Chief Executive Officer